Exhibit 2(k)(9)

SERVICING AGREEMENT

dated as of April ___, 2011

by and between

DURA ROCK LF TRUST

(for and with respect to its Rochdale High Yield Advances Fund series)

as the Purchaser

and

SETTLEMENT FUNDING, LLC d/b/a PEACHTREE SETTLEMENT FUNDING

as the Servicer

This SERVICING AGREEMENT (this “Agreement”), dated as of April ____, 2011, is entered into by and between DURA ROCK LF TRUST, a Delaware statutory trust for and with respect to its Rochdale High Yield Advances Fund series (the “Purchaser”), and SETTLEMENT FUNDING, LLC d/b/a PEACHTREE SETTLEMENT FUNDING, a Georgia limited liability company, as servicer hereunder (in such capacity, the “Servicer” or, in its individual capacity, “Settlement Funding”).

WITNESSETH:

WHEREAS, pursuant to that certain Sale and Purchase Agreement, dated as of the date hereof (the “Sale and Purchase Agreement”), by and between Peachtree Funding Northeast, LLC, a New York limited liability company (the “Seller”), and the Purchaser, the Purchaser agrees to purchase from the Seller all of the Seller’s rights, titles and interests in the Purchased Assets (as defined in the Sale and Purchase Agreement); and

WHEREAS, the Purchaser desires that the Servicer administer, service and perform certain other duties in connection with the Purchased Assets, and the Servicer is willing to provide such services, in each case on the terms and conditions provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Defined Terms.  All capitalized terms used, but not defined, herein shall have the meanings assigned thereto in the Sale and Purchase Agreement.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Collection Account”:  The segregated non-interest bearing trust account number 85459800 established by the Servicer with the Collection Account Bank, for and on behalf of the Issuer, which shall be named “DR SPE, LLC, Collection Account”.

“Collection Account Agreement”:  That certain Account Establishment Agreement dated April ____, 2011, executed by and among the Servicer, the Collection Account Bank, the Rochdale Fund and the Issuer, with respect to the Collection Account.

“Collection Account Bank”:  Wells Fargo Bank, National Association.

“Credit and Collection Policy”:  The standard credit and collection policy of Servicer.

“DACA”:  That certain Deposit Account Control Agreement dated April ___, 2011, executed by and among the Servicer, the Collection Account Bank, the Rochdale Fund and the Issuer.

“GAAP”:  Generally accepted accounting principles as applied in the United States on a consistent basis.

“Issuer”:  DR SPE, LLC, a Delaware limited liability company.

“Lockbox”: Each of the lockboxes described on Exhibit C or such other lockbox established with the consent of the Purchaser.

“Lockbox Account”: Each of the lockbox accounts described on Exhibit C, or such other lockbox account established with the Seller’s receipt of the prior written consent of the Purchaser.

“Lockbox Bank”: The Bank of New York Mellon, its successors, assigns and replacements.

“Monthly Report”:  As defined in Section 5.1.

“Note”:  That certain 9.25% Fixed Rate Note, Series 2011-A, dated on or about the date of this Agreement, executed by the Issuer.

“Note Payment Date”: The 15th day of each January, April, July and October, or if such date is not a Business Day, the next succeeding Business Day.

“Payment Date”: The 15th day of each calendar month, or if such 15th day is not a Business Day, the next succeeding Business Day.

“Rochdale Fund”:  Rochdale High Yield Advances Fund LLC, a Delaware limited liability company.

“Servicer Advance”:  As defined in Section 5.4.

“Servicing Fee”:  With respect to any Monthly Period, the fee payable to the Servicer for services rendered during such Monthly Period, which shall be equal to the quotient of (i) the product of (A) the aggregate Outstanding Balances of all Litigation Payments attributable to the Underlying Contracts then owned by Purchaser as of the last day of the preceding month, times (B) the Servicing Fee Rate, divided by (ii) twelve (12).

“Servicing Fee Rate”:  0.50% per annum.

“SUBI Supplement”: That certain SUBI Supplement (Rochdale High Yield Advances Fund) to the Trust Agreement, dated April ___, 2011, by and among Peach Holdings, LLC, a Delaware limited liability company, and Wells Fargo Bank, National Association.

“Trust Agreement”:  That certain Trust Agreement of Dura Rock LF Trust, a Delaware statutory trust, dated as of March 21, 2011, by and among Peach Holdings, LLC, a Delaware limited liability company, Wells Fargo Bank, National Association and Wells Fargo Delaware Trust Company, National Association.

Section 1.2      Accounting Terms.  Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations made, and all financial statements prepared, in accordance with GAAP in effect at the time of execution of this Agreement.

Section 1.3      Other Terms.  All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.  The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement.  Terms used herein in the singular also include the plural, and vice versa, whenever appropriate in the context in which such terms are used.  Unless otherwise specified, any reference herein to a document or agreement (including, without limitation, any Related Document) shall mean such document or agreement as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

Section 1.4      Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II
ENGAGEMENT AND AUTHORITY OF SERVICER; SERVICING

Section 2.1      Engagement; Servicing Standard.  The Purchaser hereby engages Settlement Funding, as the Purchaser’s agent, to act as the Servicer during the term of this Agreement with respect to the Purchased Assets.  The Servicer shall manage, service, administer, preserve, protect and make collections on the Purchased Assets and, in connection therewith, the Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable from time to time, all in accordance with applicable Law and the Credit and Collection Policy, with reasonable care and diligence; and the Servicer shall perform its duties and obligations under and in accordance with the Trust Agreement and SUBI Supplement.  The Servicer shall exercise the same level and type of care and apply the same procedures and policies with respect to the collection, administration, management and servicing of the Purchased Assets that it would exercise and apply to Litigation Proceeds Purchase Contracts that it services for itself and others (the “Servicing Standard”).  The Servicer shall provide at least thirty (30) days prior written notice to the Purchaser before implementing any proposed material change to the Credit and Collection Policy, along with a written description of the proposed change and the reason therefor.

Section 2.2      Authority of the Servicer.  Subject to the terms and conditions of this Agreement, the Servicer is hereby granted full power and authority to do any and all things to carry out its servicing, administration and collection obligations hereunder; provided, however, that from time to time the Purchaser may limit the scope of such authority by written notice provided to the Servicer describing such limitation.  The Servicer may designate, delegate to, appoint or subcontract to any subservicer to perform the Servicer’s duties and obligations hereunder without the Servicer’s receipt of a prior written consent of the Purchaser; provided, that any such delegation or subcontract shall be at the Servicer’s sole expense and the Servicer shall remain fully liable for the performance of such servicing, administration or collection obligations notwithstanding any such subcontract or delegation.

Section 2.3      Accounts; Collected Funds.

(a)          The Servicer has established and shall maintain or cause to be maintained (i) the Lockbox Account with the Lockbox Bank and (ii) the Collection Account, for and on behalf of the Issuer, with the Collection Account Bank, pursuant to the Collection Account Agreement.

(b)          The Seller shall, on behalf of the Purchaser, cause the Claimants to make all payments on all Underlying Contracts, unless and until repurchased pursuant to the terms and conditions of the Sale and Purchase Agreement, only (i) by check mailed to a Lockbox (such payments, upon receipt in such Lockbox, being referred to herein as “Mail Payments”), or (ii) by direct deposit to the Lockbox Account (such payments, upon deposit into the Lockbox Account, being referred to herein as “Direct Deposits”).

(c)          By the close of business on each Business Day, the Servicer shall (i) cause the Lockbox Bank to deposit in the related Lockbox Account all Mail Payments received in the related Lockbox during such Business Day and on any preceding day that was not a Business Day and (ii) process all such Mail Payments and Direct Deposits on the date received by recording the amount of the payment received from the Claimant and the applicable Underlying Contract number.  No later than the close of business on the next Business Day following the Business Day on which any Direct Deposits or Mail Payments are received, the Servicer shall deposit or cause to be deposited all such Direct Deposits and Mail Payments from the applicable Lockbox Account into the Collection Account.

(d)          The name, location and account number of each of the Lockbox Account and the Collection Account are set forth on Exhibit C.  The Purchaser shall possess all right, title and interest in and to all items and funds from time to time on deposit in each Lockbox and the Lockbox Account with respect to the Underlying Contracts and all proceeds thereof.  The Issuer shall possess all right, title and interest in and to all items and funds from time to time on deposit in the Collection Account with respect to the Underlying Contracts and all proceeds thereof.

(e)          To the extent that funds are available in the Collection Account, and to the extent not otherwise prohibited by the DACA, the Servicer shall provide directions to the Collection Account Bank to cause, on each Note Payment Date, a payment to be made on the Issuer’s behalf to the Rochdale Fund in the amount required to pay the quarterly payment of principal and interest due and owing by the Issuer to the Rochdale Fund for such quarter under and in accordance with the Note (which Collection Account Bank has no duty to determine or confirm and upon which directions the Collection Account Bank may conclusively rely).  In addition, to the extent that funds are available in the Collection Account, the Servicer shall, to the extent not otherwise prohibited by the DACA, provide directions to the Collection Account Bank to cause, on each Payment Date, a payment to be made on the Issuer’s behalf to the Servicer of the servicing compensation set forth in Section 2.4, including the Servicing Fee, and all other fees and expenses arising under the Related Documents for the related Monthly Period in accordance with the terms and conditions of the Related Documents (which Collection Account Bank has no duty to determine or confirm and upon which directions the Collection Account Bank may conclusively rely).

Section 2.4      Servicing Compensation.  As full compensation for its servicing activities hereunder, on each Payment Date, the Servicer shall be entitled to be paid by the Issuer the Servicing Fee for the related Monthly Period.  To the extent that funds are available in the Collection Account, the Servicer shall, to the extent not otherwise prohibited by the DACA, provide directions to the Collection Account Bank to cause, on each Payment Date, a payment to be made on the Issuer’s behalf to the Servicer of the Servicing Fee for the related Monthly Period and to reimburse the Servicer for any Servicer Advances made hereunder in accordance with the terms and conditions of this Agreement (which Collection Account Bank has no duty to determine or confirm and upon which directions the Collection Account Bank may conclusively rely).  The Servicer shall be required to pay all expenses incurred by it in connection with its activities under this Agreement (including taxes imposed on the Servicer and expenses incurred in connection with distributions and reports made by the Servicer to Purchaser).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Servicer hereby makes the following representations and warranties to the Purchaser as of the date hereof and on each Monthly Report Date:

Section 3.1      Organization and Good Standing.  The Servicer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.

Section 3.2      Due Qualification.  The Servicer is duly qualified to do business as a foreign limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would materially and adversely affect (a) the Servicer’s ability to service the Underlying Contracts pursuant to this Agreement, (b) the validity or enforceability of the Underlying Contracts or (c) the Servicer’s ability to perform its obligations hereunder and under the Servicer’s Related Documents, the Trust Agreement and the SUBI Supplement.

Section 3.3      Power and Authority.  The Servicer has the power and authority to execute and deliver this Agreement, its Related Documents, the Trust Agreement and the SUBI Supplement and to carry out its terms and their terms, respectively, and the execution, delivery and performance of this Agreement and the Servicer’s Related Documents, the Trust Agreement and the SUBI Supplement have been duly authorized by the Servicer by all necessary action;

Section 3.4      No Violation. The consummation of the transactions contemplated by this Agreement, the Servicer’s Related Documents, the Trust Agreement and the SUBI Supplement and the fulfillment of the terms of this Agreement, the Servicer’s Related Documents, the Trust

Agreement and the SUBI Supplement shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of formation or operating agreement of the Servicer, or any material indenture, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it or its properties are bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate in any material respect any law, order, rule or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties.

Section 3.5      No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement which has not already been obtained.

Section 3.6      Enforceability.  This Agreement, and each other Related Document to which the Servicer is a party, is and will be the legal, valid and binding obligation of the Servicer enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 3.7      No Proceedings. There are no proceedings or investigations pending or, to the best of the Servicer’s knowledge, threatened against the Servicer, before any Governmental Authority having jurisdiction over the Servicer or its properties (A) asserting the invalidity of this Agreement, any of the Related Documents, the Transaction Documents, the Trust Agreement or the SUBI Supplement (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any of the Related Documents and/or the Transaction Documents, the Trust Agreement or the SUBI Supplement or (C) seeking any determination or ruling that would be reasonably likely to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement, any of the Related Documents, the Trust Agreement or the SUBI Supplement.

Section 3.8      Compliance with Laws, Etc.  The Servicer is not in violation of any Law, order, writ, judgment, decree, determination or award applicable to it or any of its properties or rights, or any indenture, lease, loan or other agreement to which it is a party or by which it or its assets may be bound or affected, the violation of which would have, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.9      Licenses.  To the best of the Servicer’s knowledge, it has complied with all registration and licensing requirements in each jurisdiction in which it is required to be specially registered or licensed as a servicer of Litigation Proceeds Purchase Contracts and in which its other business activities, if any, require any such registration or licensing, the failure of which to obtain would have a Material Adverse Effect.  There is no fact, circumstance, or event known to the Servicer that would or could cause the Servicer to not comply with the registration and licensing requirements that are necessary to perform its obligations under this Agreement, the other Related Documents, the Trust Agreement or the SUBI Supplement to which it is a party or to be subject to review, suspension, revocation, non-renewal, or that would or could make the Seller not comply with any registration or licensing requirement in the first instance.

Section 3.10    Locations.  The principal place of business and chief executive office of the Servicer are located at 3301 Quantum Blvd., Suite 200, Boynton Beach, Florida  33426, and the offices where the Servicer keeps all of its records relating to the Underlying Contracts are located at the address(es) set forth on Schedule II.

Section 3.11    Accuracy of Information.  Each certificate, information, exhibit, financial statement, document, book, record, report or disclosure furnished by the Servicer to the Purchaser is accurate in all material respects and contains no untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.

Section 3.12     Compensation. The compensation to the Servicer hereunder is consistent with that which would be payable in an arm’s-length transaction.

Section 3.13    Accounts.  The names and addresses of the Lockbox Bank, the Collection Account Bank, and the account numbers of the Lockbox Account, the Lockbox and the Collection Account are in each case specified in Exhibit C and remain accurate and complete, and all action required to be taken with respect to the foregoing pursuant to Sections 2.4 and 4.1 and Article V has been taken.  The Lockbox Bank and the Collection Account Bank are the only institutions holding any deposit accounts or servicing any lockboxes for the receipt of Litigation Proceeds in respect of the Underlying Contracts.  All Claimants have been directed to make payments on the Underlying Contracts to a Lockbox and in each case such instructions are in full force and effect.

ARTICLE IV
COVENANTS OF THE SERVICER

From the date hereof until the earlier of (a) the date of the termination of this Agreement and (b) the last date on which such Person acts as Servicer, the Servicer hereby covenants that, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

Section 4.1      Change in Accounts.  The Servicer shall not add, terminate or substitute, or consent to the addition, termination or substitution of the Collection Account, the Lockbox or the Lockbox Account unless, (a) the Purchaser shall have received at least (i) in the case of any such addition, fifteen (15) Business Days’ prior written notice thereof and (ii) in the case of any such termination or substitution, thirty (30) Business Days’ prior written notice thereof, and (b) in the case of any such addition or substitution, prior to directing any Claimant to remit payments thereto, all actions reasonably requested by the Purchaser to protect and perfect the interest of the Purchaser in the payments in respect of the affected Purchased Assets have been taken and completed.

Section 4.2      Collected Funds.  (a) The Servicer shall not instruct any Claimant to remit, or consent to any applicable Claimant’s instructions to remit or remittance of, payments in respect of Purchased Assets to any Person, address or account other than to the Lockbox Account or the Lockbox, and (b) in the event that the Servicer or any Affiliate thereof receives any payments relating to any Purchased Asset, the Servicer agrees to hold, or cause such Affiliate to hold, all such payments in trust for the benefit of the Purchaser and to deposit, or cause such Affiliate to deposit, such payments to the Lockbox Account or the Collection Account (or such other account as is designated by the Purchaser), in each case, as soon as practicable, but in no event later than five (5) Business Days after the Servicer’s or any of such Affiliate’s receipt thereof.  The agreement contained in this Section 4.2 shall survive the termination of the Servicer pursuant hereto.

Section 4.3      Preservation of Existence; Compliance with Applicable Law.

(a)          Except as permitted pursuant to Section 9.1, the Servicer will preserve and maintain its corporate or other existence, rights, franchises and privileges in the jurisdiction of its organization, and will qualify and remain qualified in good standing as a foreign limited liability company in each other jurisdiction where the failure to maintain such qualification could reasonably be expected to have a Material Adverse Effect.

(b)          The Servicer will duly satisfy all obligations on its part to be fulfilled under or in connection with each Underlying Contract, under this Agreement, its Related Documents, the Trust Agreement or the SUBI Supplement will maintain in effect all qualifications required under applicable Law in order to properly service each Underlying Contract and will comply with all other requirements of applicable Law in connection with servicing each Underlying Contract.

Section 4.4      Extension or Amendment of Underlying Contracts.  The Servicer will not extend, amend or otherwise modify the terms of any Underlying Contract, nor will it consent to, or fail to object to, any such extension, amendment or modification by the Claimant.

Section 4.5      Protection of Purchaser’s Rights.  The Servicer will not take any action which could reasonably be expected to impair or otherwise negatively impact the rights of the Purchaser in any Underlying Contract, unless such action is in compliance with the Credit and Collection Policy.

Section 4.6      Deposits to Collection Account.  The Servicer will not deposit or otherwise credit, or cause to be so deposited or credited, or consent or fail to object to any such deposit or credit, to the Collection Account cash or cash proceeds other than payments under the Purchased Assets.

Section 4.7       Reporting and Notice Requirements. The Servicer will furnish to the Purchaser:

(a)          promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware thereof, notice of the occurrence of any Servicer Default or event that, with the giving of notice or lapse of time or both, would constitute a Servicer Default, and, in the case of such a Servicer Default or incipient Servicer Default, the statement of the chief financial officer or president of the Servicer setting forth details of such occurrence or event and the action which the Servicer has taken and proposes to take with respect thereto;

(b)          each Monthly Report or other statement or report described in Article V, at the times and in the manner therein described; and

(c)          promptly, written notification to the Purchaser upon the Servicer’s discovery of any breach of any of the Servicer’s representations and warranties hereunder.

Section 4.8      Keeping of Records and Books of Account.  The Servicer itself or through its agents will (a) keep proper books of record and account, which shall be maintained or caused to be maintained by the Servicer and shall be separate and apart from those of any Affiliate of the Servicer, in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with GAAP, and (b) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Underlying Contracts in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Underlying Contracts (including, without limitation, records adequate to permit the daily identification of all Collected Funds of and adjustments to each existing Underlying Contract).

Section 4.9      Location of Records.  The Servicer shall keep the books, records and documents regarding the Purchased Assets at the addresses of the Servicer referred to on Schedule II.

Section 4.10    Compliance Certification.  In connection with the delivery of each Monthly Report, a Responsible Officer of the Servicer shall deliver a Servicer’s Certificate on behalf of the Servicer as to the contents of such Monthly Report, substantially in the form of Exhibit A, certifying that, on the date such Monthly Report is furnished, (a) the representations and warranties of the Servicer contained in Article III of this Agreement are true and correct in all material respects on such date, except for changes to the Schedules to this Agreement and the other Related Documents reflecting events, conditions or transactions permitted by or not in violation of this Agreement and except to the extent any such representation or warranty speaks expressly only as of a different date, (b) the Servicer is in compliance with its covenants under Article IV of this Agreement and (c) no Servicer Default, or event or condition which with notice, passage of time or both would constitute a Servicer Default, has occurred.

Section 4.11    Restrictions on Adverse Claims. The Servicer shall not (i) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any Adverse Claim on the Purchased Assets except for Adverse Claims in favor of the Purchaser and Permitted Adverse Claims; provided, however, that the Servicer shall only be liable for any losses, costs or expenses resulting from any Adverse Claims arising from any action or omission of the Servicer, or (ii) file under the UCC of any jurisdiction any financing statement which names the Seller, the Servicer or the Purchaser as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, with respect to any Underlying Contract, except in each case any such instrument solely evidencing the

Purchaser’s ownership interest or securing the rights and preserving the Adverse Claim of the Purchaser.  The Servicer shall defend the right, title, and interest of the Purchaser (or permitted assignee) in, to and under any Underlying Contract against all claims of third parties claiming through or under the Servicer except for Permitted Adverse Claims.

Section 4.12     Exercise of Remedies Against Claimant.  If, with respect to any Underlying Contract, the Purchaser chooses to pursue or exercise any remedies against the related Claimant, the Servicer shall, if and to the extent requested by the Purchaser, act as the Purchaser’s agent and at the Purchaser’s expense in pursuing such remedies and shall periodically update the Purchaser with respect to the status thereof; provided, that any such election by the Purchaser shall be revocable at any time and for any reason in the Purchaser’s sole and absolute discretion, and shall be automatically deemed revoked immediately (a) if the Servicer is terminated pursuant to the terms of this Agreement or (b) upon the occurrence and during the continuance of any material default by the Servicer of its duties under this Agreement or any other Related Document to which it is a party.

Section 4.13     Advertising.  The Servicer shall not, without the prior written consent of the Purchaser, (a) use the Purchaser’s or any of the Purchaser’s Affiliates’ names, logos, trademarks, tradenames or service marks to advertise or otherwise promote its business, products or services or in any offering document or marketing materials or (b) advertise or publish any details of or information concerning its relationships or transactions with the Purchaser or any of the Purchaser’s Affiliates that have not previously been published or publicly disclosed or acknowledged by the Purchaser or its Affiliates or become information in the public domain through no act by the Servicer or any of its Affiliates, or any of their respective agents or advisors, in violation of any confidentiality obligation.

Section 4.14    Transfer of Purchaser Rights.  In the event that the rights and obligations of the Purchaser are transferred or assigned to another party, the Servicer shall enter into an agreement with such other party on the same terms as this Agreement if requested by such assignee in connection with such transfer or assignment or promptly thereafter.

Section 4.15     Cooperation with Sales, Transfers and Assignments.  If requested by the Purchaser, the Servicer shall cooperate with respect to any sales, transfers and assignments involving the Purchaser or any of its affiliates relating to its or their respective interests in the Underlying Contracts that are part of the Purchased Assets, including without limitation by (i) participating in and answering reasonable questions during due diligence discussions and meetings relating to any such sales, transfers or assignments, (ii) providing potential purchasers, transferees, assignees, rating agencies and actuarial consultants, and their respective advisers, on a confidential basis, information regarding the Purchased Assets reasonably requested by such parties to evaluate such Purchased Assets and any proposed sales, transfers or assignments, and (iii) executing and delivering such amendments of, and waivers and consents relating to, the Related Documents as the Purchaser or any of its affiliates may reasonably request in connection with any such sales, transfers or assignments.

ARTICLE V
STATEMENTS, REPORTS AND RESULTING DUTIES

Section 5.1      Monthly Report.  No later than 11:00 a.m. New York City time on each Determination Date, the Servicer shall deliver to Purchaser and the Rochdale Fund a report (the “Monthly Report”) in the form of Exhibit B related to all Underlying Contracts that are part of the Purchased Assets as of the last Business Day of the immediately preceding month setting forth (a) all information necessary to enable the reconciliation of all deposits to, and withdrawals from, the Collection Account for the related Monthly Period, Payment Date and Note Payment Date, if applicable, (b) each Charged-Off Litigation Payment attributable to any Underlying Contract as of the end of such month and (c) each Underlying Contract which was paid in full as of the end of such month.

Section 5.2      Monthly Tape. On or before each Deposit Date of each month, the Servicer will deliver to the Purchaser and the Rochdale Fund an electronic transmission in a format acceptable to the Purchaser containing an updated contact list for each Claimant and the information with respect to the Purchased Assets as of the preceding Accounting Date necessary for preparation of the Monthly Report and the Servicer’s Certificate relating to the immediately succeeding Determination Date.

Section 5.3      Adjustments.  If the Servicer makes a mistake with respect to the amount of any Collected Funds or payment and deposits, pays or causes to be deposited or paid, an amount that is less than or more than the actual amount thereof, the Servicer shall appropriately adjust the amounts subsequently deposited into the Collection Account or paid out to reflect such mistake.  Any Underlying Contract in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 5.4      Servicer Advances.  In the event that Servicer determines, in its reasonable business judgment, that on any Business Day, the Collected Funds then on deposit in the Collection Account are not sufficient to pay in full any operating expenses or obligations of any kind or nature whatsoever due and payable by the Issuer for any reason, Servicer may, but shall not be obligated to, make an advance to the Issuer (each, a “Servicer Advance”) in the amount of such deficiency; provided that no Servicer Advance shall be made by Servicer unless Servicer reasonably expects to be reimbursed for such Servicer Advance out of Collected Funds pursuant to, and subject to the same treatment and rights of Servicer with respect to compensation paid to Servicer under, this Agreement.  Any such Servicer Advance shall be made by a deposit of immediately available funds into the Collection Account, which funds shall be reserved for the purposes for which such Servicer Advance was made.  Servicer shall notify Issuer and the Rochdale Fund in writing of the amount and date of each Servicer Advance made by it.  Issuer shall reimburse Servicer for each Servicer Advance made by it, together with accrued interest on the outstanding principal amount thereof (from and including the date such Servicer Advance was made to but excluding the date such Servicer Advance is reimbursed in full) at a rate equal to 9.25% per annum.  Notwithstanding anything herein to the contrary, Issuer’s obligation to make such reimbursement and to pay such interest shall be payable solely out of Collected Funds.  In the event the amount of such Collected Funds is insufficient to make any such reimbursement or payment in full, Servicer shall have no claim against Issuer for the amount of such deficiency unless and until there are Collected Funds available to make such reimbursement or payment.

ARTICLE VI
CONFIDENTIALITY

Section 6.1      General Duty of Confidentiality.  The Servicer and the Purchaser agree that all documentation, materials and information provided by, or made available by, the other party for or in connection with the performance of any party’s obligations hereunder shall be used solely for the purposes contemplated by this Agreement and that all such documentation, information and materials shall be deemed proprietary, and that all such information and materials shall be received, utilized and maintained in confidence; provided, that the following information is not required to be maintained in confidence:  (A) any information which is or becomes generally available to the public otherwise than as a result of disclosure by the receiving party or its Affiliates or the employees or agents of either of them in violation of this Agreement, (B) any information which is already in, or subsequently comes into, the possession of the receiving party, provided that, to such receiving party’s knowledge, the source of such information was not under an obligation to keep such information confidential and (C) any information that the receiving party or its employees or agents have developed, or in the future develop, without the use of or reliance upon any such confidential information; provided, further, that the trustee of the Purchaser and the Rochdale Fund may disclose such information to their respective advisors, internal and external auditors, legal counsel and compliance personnel and consultants.

Section 6.2      Reasonable Precautions.  The Servicer and the Purchaser shall take such precautions as may reasonably be necessary to protect such documentation, information and materials from disclosure to others or from use by itself or others for any purpose inconsistent with this Agreement.

ARTICLE VII
SERVICER DEFAULTS

Section 7.1       Servicer Defaults.  “Servicer Default” means any of the following events:

(a)          the failure of the Servicer to remit any Collected Funds in accordance with Section 4.2 or any other failure by the Servicer to make any allocation of any material payment, or to make any payment, transfer or deposit, required to be made hereunder or pursuant to any of the other Related Documents, or to give instructions or notice to the Purchaser to make any such payment, transfer or deposit, on or before the date occurring two Business Days after the date on which the Servicer receives notice of such default;

(b)          the failure of the Servicer duly to observe or perform in any respect any other covenant or agreement by it hereunder or pursuant to any of the other Related Documents or Transaction Documents, which failure (i) continues unremedied for thirty (30) days after the date upon which written notice of such failure shall have been given to the Servicer by the Purchaser and (ii) has, or could reasonably be expected to have, a Material Adverse Effect on the Purchaser or any material portion of the Eligible Underlying Contracts;

(c)          the determination that any representation, warranty or certification made or deemed to have been made by the Servicer under or in connection with this Agreement or any of the other Related Documents and/or the Transaction Documents was incorrect in any respect when made or deemed to have been made or remade, which incorrectness (i) continues unremedied for thirty (30) days after the earlier of the date upon which a Responsible Officer of such breaching party obtained actual knowledge of such failure and the date upon which written notice of such incorrectness shall have been given to the Servicer by the Purchaser and (ii) has, or could reasonably be expected to have, a Material Adverse Effect on the Purchaser or any material portion of the Eligible Underlying Contracts; or

(d)          the occurrence of any Insolvency Event with respect to the Servicer.

ARTICLE VIII
TERMINATION; SUCCESSOR SERVICER

Section 8.1      Termination.  The rights and obligations of the Servicer under this Agreement shall remain in effect unless (a) the Purchaser, in its sole discretion, elects to terminate all of the rights and obligations of the Servicer by providing sixty (60) days written notice thereof to the Servicer and the Rochdale Fund, in which case the rights and obligations of the Servicer hereunder shall terminate as of the date sixty (60) days after the date of such notice or such later date otherwise specified by the Purchaser in writing, and the Purchaser shall be responsible for all costs related to such Service Transfer, (b) the Servicer, in its sole discretion, elects to terminate all of the rights and obligations of the Servicer by providing sixty (60) days written notice thereof to the Purchaser and the Rochdale Fund, in which case the rights and obligations of the Servicer hereunder shall terminate as of the date sixty (60) days after the date of such notice or such later date otherwise specified by the Servicer in writing (such notice in (a) or (b) being a “Termination Notice”) or (c) the Servicer resigns pursuant to Section 9.2, in which case this Agreement the rights and obligations of the Servicer shall terminate as of the effective date of such resignation pursuant to Section 9.2.

Section 8.2      Service Transfer.

(a)          In the event the Purchaser shall have obtained a replacement servicer (such replacement servicer, which may be the Purchaser, a “Successor Servicer”) in connection with the termination or resignation of the Servicer (such replacement, a “Service Transfer”), as of the date of appointment of such Successor Servicer, without limitation, the Purchaser is hereby authorized, empowered and instructed (upon the failure of the Servicer to cooperate or to execute or deliver such documents or instruments) to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer.  The Servicer hereby agrees to cooperate, at its expense (other than with respect to out-of-pocket costs and expenses payable to third parties, which amounts shall be reimbursed by the Successor Servicer), with the Purchaser and such Successor Servicer in (i) effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including, without limitation, the transfer to such Successor Servicer of all authority of the Servicer to service on behalf of the Purchaser the Purchased Assets as provided under this Agreement, including such authority over all Collected Funds which shall on the date of such Service Transfer be held in trust by the Servicer for deposit to the Collection Account, or which have been deposited by the Servicer to the Collection Account, or which shall thereafter be received with respect to the Purchased Assets.  The Servicer shall, at its expense (other than with respect to out-of-pocket costs and expenses payable to third parties), (x) as soon as practicable, and in any event within three (3) Business Days of such Service Transfer, assemble such documents, instruments and other records (including computer tapes and disks), which evidence the affected Purchased Assets, and which are necessary or desirable to collect payments on the affected Purchased Asset, and shall make the same available to the Successor Servicer or the Purchaser or its designee at a place selected by the Successor Servicer or the Purchaser and in such form as the Successor Servicer or the Purchaser may reasonably request, and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collected Funds of the Purchased Assets in a manner reasonably acceptable to the Successor Servicer and the Purchaser, and, promptly upon receipt, remit all such cash, checks and instruments to the Successor Servicer or the Purchaser or its designee.

(b)          On and after the receipt by the Servicer of a Termination Notice pursuant to Section 8.1 and upon a resignation by the Servicer pursuant to Section 9.2, the Servicer shall continue to perform all servicing functions under this Agreement, until (i) in the case of any such receipt, the date specified in such Termination Notice or otherwise specified by the Purchaser in writing, and (ii) in the case of any such resignation, until the earlier of (A) the effective date of the Service Transfer and (B) the date that is sixty (60) days after the date of such resignation notice.

Section 8.3      Liability of the Servicer.  The Servicer shall be liable under this Agreement only to the extent of the obligations specifically undertaken by the Servicer and the representations and warranties made by the Servicer.

ARTICLE IX
OTHER MATTERS RELATING TO THE SERVICER

Section 9.1     Indemnification by Servicer.  The Servicer shall indemnify and hold harmless the Purchaser and its and their respective permitted successors and assigns, and all of their respective officers, directors, trustees, agents and employees (an “Indemnified Party”) and against any and all claims, losses and liabilities (including reasonable attorneys’ fees and any claims, losses and liabilities in connection with the enforcement of any indemnity or other claims hereunder against the Servicer) (all of the foregoing being collectively referred to as the “Servicer Indemnified Losses”) suffered or sustained by reason of (a) any breach by the Servicer of its representations and warranties or obligations under this Agreement, (b) the failure of the Servicer to perform its duties in compliance with all requirements of applicable Law or (c) the gross negligence or willful misconduct on the part of the Servicer or reckless disregard of its obligations and duties under this Agreement.  The foregoing, however, excludes, (i) Servicer Indemnified Losses to the extent resulting solely from the gross negligence or the willful misconduct of the affected Indemnified Party, (ii) recourse for uncollectible Litigation Payments or (iii) any net income taxes or franchise taxes imposed with respect to net income (or any interest or penalties with respect thereto) incurred by such Indemnified Party arising out of or as a result of this Agreement or the interest conveyed hereunder or thereunder in the Purchased Assets.  In addition, in no event shall “Servicer Indemnified Losses” include any consequential, special or punitive damages.  The agreement contained in this Section 9.1 shall survive the termination of this Agreement and the Sale and Purchase Agreement and the payment of all amounts otherwise due hereunder and under the Sale and Purchase Agreement.  Any Servicer Indemnified Losses payable under this Section 9.1 shall be paid by the Servicer to the applicable Indemnified Party within five (5) Business Days following such Indemnified Party’s written demand therefor, setting forth in reasonable detail the basis for such demand. Each Indemnified Party will notify the Servicer as soon as reasonably practicable of the commencement of any legal proceeding which may give rise to any Servicer Indemnified Loss under the foregoing indemnity and shall, from time to time during the pendency of such proceeding, provide the Servicer with updates regarding the status of such proceeding; provided, however, that the Indemnified Party shall be under no obligation to permit the Servicer to participate in the defense or settlement of any such proceeding.  The provisions of this Section 9.1 shall survive the termination of this Agreement.

Section 9.2      Servicer Not to Resign.  The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer except upon (a) non-payment of the Servicing Fee or reimbursement of Servicer Advances as and when due hereunder or (b) a determination that by reason of a change in legal requirements the performance of its duties under this Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Servicer, and the Purchaser does not elect to waive the obligations of the Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Purchaser. No resignation of the Servicer shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of the Servicer, provided, however, that Servicer is being paid the Servicing Fee and being reimbursed for Servicer Advances on a current basis in accordance with the terms and conditions of this Agreement.

Section 9.3      Indication in Records.  The Servicer shall indicate in its records that the Seller has sold to the Purchaser the Purchased Assets.

ARTICLE X
MISCELLANEOUS

Section 10.1    Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.2    Entire Agreement.  This Agreement (i) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and is the complete and exclusive statement of the terms of such agreement and (ii) supersedes (and in entering into this Agreement, the parties expressly disclaim any reliance on) any and all prior negotiations, discussions, correspondence, communications, representations, understandings, proposals, drafts and agreements, written or oral, between the parties hereto relating to the subject matter hereof, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or proceeding involving this Agreement.

Section 10.3    Amendments; Waivers; Consents.  This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by the parties hereto.  The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 10.4    Successors and Assigns; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.  The Rochdale Fund is expressly made a third-party beneficiary hereto for the sole purpose of enforcing against the Servicer the Servicer’s obligation to deliver the various notices and reports expressly required pursuant to the terms of this Agreement.  For avoidance of doubt, the Rochdale Fund is not a party to this Agreement and has no duties whatsoever hereunder.

Section 10.5     Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by applicable Law, the parties hereby waive any provision of Law which may render any provision hereof prohibited or unenforceable in any respect.

Section 10.6     Waivers; Amendments.  No failure or delay on the part of the Purchaser or the Servicer (or any assignee thereof) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Law.  Except as specifically provided herein, any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the Servicer and the Purchaser.

Section 10.7    Notices.  Any notice or other communication given or made hereunder shall be in writing and shall be given by personal delivery or overnight courier service, or certified or registered mail, in each case return receipt requested, to the following address:

If to the Servicer:
Settlement Funding, LLC

3301 Quantum Blvd.
Boynton Beach, FL  33426
Attention: Chief Executive Officer, with a copy to the General Counsel
Telephone: 1 866 890 9723
Facsimile: 1 800 839 0784

If to the Purchaser:

Dura Rock LF Trust
c/o Wells Fargo Bank,
National Association
MAC N9311-161
6th & Marquette Avenue
Minneapolis, MN  55479
Attention:  Asset Backed Securities

with copies to:

Rochdale High Yield Advances Fund LLC
c/o Rochdale Investment Management, LLC
570 Lexington Avenue
New York, New York 10022
Attention: Kurt Hawkesworth, Senior Executive Vice President & General Counsel
Facsimile.: (212)702-3545

or to such other address as any party to this Agreement may have furnished to the other parties in writing.

Any such notice or other communication shall be deemed to have been given or made as of the date received.

Section 10.8    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAWS OR PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 10.9    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.  EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER

WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.10   Limited Recourse.  It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed by Wells Fargo Bank, National Association, not individually or personally, but solely in its capacity as trustee of the Purchaser in the exercise of the powers and authority conferred and vested in the trustee by the Purchaser, (ii) in no event shall Wells Fargo Bank, National Association, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of the Purchaser hereunder, as to all of which recourse shall be had solely to the Purchaser, and (iii) under no circumstances shall any grantor, trustee or beneficiary of the Purchaser be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Agreement.

Section 10.11   Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.  The Purchaser and the Servicer agree that any rule of law or any legal decisions that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 10.12   Series Disclaimer and Acknowledgment.  The parties hereto acknowledge and agree that the Purchaser is organized in series pursuant to Section 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act and that the Purchaser has entered into this Agreement for and with respect to its Rochdale High Yield Advances Fund series only (the “Series”).  As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series shall be enforceable against the assets of the Series only, and not against the assets of the Purchaser generally or the assets of any other series of the Purchaser or against the trustee of the Purchaser.  There may be several series of the Purchaser created pursuant to the Trust Agreement of the Purchaser.

(Signatures on following page)

IN WITNESS WHEREOF, the Purchaser and the Servicer have caused this Servicing Agreement to be duly executed by their respective officers or agents thereunto duly authorized as of the date first above written.

SETTLEMENT FUNDING, LLC, as Servicer

By:
Name:
Title:

DURA ROCK LF TRUST, for and with respect to its Rochdale High Yield Advances Fund series, as Purchaser

By:	Wells Fargo Bank, National Association, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

EXHIBIT A

Form of Servicer’s Certificate

Reference is made to that certain Servicing Agreement (as amended, modified, supplemented or restated from time to time, the “Servicing Agreement”), dated as of April ___, 2011, by and between Dura Rock LF Trust, for and with respect to its Rochdale High Yield Advances Fund series, as the purchaser (the “Purchaser”), and Settlement Funding, LLC d/b/a Peachtree Settlement Funding, as the servicer (the “Servicer”).  All capitalized terms used but not defined herein shall have the meanings provided in the Servicing Agreement.

Pursuant to Section 4.10 of the Servicing Agreement, the undersigned, a duly elected Responsible Officer of the Servicer hereby certifies to the Purchaser and its respective successors and assigns as follows:

1.	Attached hereto is the Monthly Report dated as of [date of monthly report] (the “Monthly Report Date”) required to be delivered by the Servicer pursuant to Section 5.1 of the Servicing Agreement.

2.
The representations and warranties of the Servicer contained in Article III of the Servicing Agreement are true and correct in all material respects as of the Monthly Report Date, except for changes to the schedules to the Servicing Agreement and the other Related Documents reflecting events, conditions or transactions permitted by or not in violation of this Agreement and except to the extent that any such representation or warranty speaks expressly only as of a different date.

3.	The Servicer is in compliance with its covenants under Article IV of the Servicing Agreement as of the Monthly Report Date.

4.
No Servicer Default, or event or condition which with notice, passage of time or both would constitute a Servicer Default has occurred since the later of the date of the Servicing Agreement or the immediately preceding Monthly Report Date.

IN WITNESS WHEREOF, I have signed and delivered this Servicer’s Certificate dated this ____ day of ________________, 20___.

By:
Name:
Title:

EXHIBIT B

Form of Monthly Report

EXHIBIT C

Account Information

Lockbox Account

The Bank of New York Mellon

Account No. 890-0625-929

Collection Account

Wells Fargo Bank, National Association

Account No. 85459800